UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]


Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to ss.240.14a-12

                                 EDO Corporation
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                      (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                                                Subject Company: EDO Corporation
                                                     Commission File No.: 1-3985


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



The following is an internal communication to all employees of EDO Corporation provided on September 19, 2007.


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



 Date:    September 19, 2007
 To:      All Participants in the Long Term Incentive Plan
 Copy:    W. Arnold, J. Barber, W. Murrin, E. Palacio, C. Vaughn, J. Vollmer

 From:    Patricia Comiskey

 Subject: Transaction Effect on Equity Grants



      We understand that there are many questions arising as a result of the recently announced proposed acquisition of EDO by ITT. Following please find the section of the Agreement that specifically pertains to the treatment of stock options, Share Settled Appreciation Right's (SSAR's) and Restricted Shares:

            Section 5.4 Company Stock Options and Other Incentive Awards.
                        -------------------------------------------------

            (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Share Plans) shall adopt such resolutions or take such other actions (if any) as may be required to: (i) provide that each Company Stock Option and SSAR issued under the Company Share Plans outstanding immediately prior to the Effective Time (whether vested or unvested or subject to restrictions), shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per Company Common Share subject to such Company Stock Option or the grant price per Company Common Share for each such SSAR, as applicable, multiplied by (B) the number of Company Common Shares for which such Company Stock Option shall not theretofore have been exercised; (ii) provide that each right to receive Company Common Shares under each Restricted Share and Retention Incentive Award Agreement outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to the Merger Consideration multiplied by the number of Company Common Shares not yet issued under each such Restricted Share and Retention Incentive Award Agreement; (iii) provide for the acceleration of vesting and termination of all restrictions with respect to restricted shares immediately prior to the Effective Time, other than restricted shares issued in connection with the acquisitions by the Company of CAS, Inc. and Impact Science and Technology, which restricted shares shall be subject to the terms and conditions thereof (it being agreed that any waiver of any applicable restriction period permitted by the terms and conditions thereof shall not be exercised) and (iv) make such other changes to the Company Share Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

            (b) All amounts payable pursuant to Section 5.4(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption there from, and shall be paid as soon as practicable and in any event within three Business Days following the Effective Time, without interest.


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


      In summary, the Agreement says that all unvested shares of Share Settled Appreciation Rights (SSAR's) and Restricted Shares (RS) will become vested immediately as of the closing date. (All previously granted stock options are already vested.)

      After the closing of the transaction, you will receive the cash value for the difference between $56 per share and the grant price for your options and/or SSAR's; for Restricted Shares, you will receive the $56 times the number of Restricted Shares you hold . All required taxes will be withheld from your payments.

      You are not required to "exercise" any options, and you should be cautious of any brokers who indicate to you that you are required to or that you should do so in advance of the transaction. You may of course exercise any vested stock options at any time that you choose, based on whatever the then market price is at the time you effect the exercise, however, it is not required.

      If you have any further questions in this regard, please let me know.



In connection with the proposed merger, EDO will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission ("SEC"). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of EDO. Before making any voting decision, EDO's shareholders are urged to read the proxy statement regarding the merger carefully and in its entirety because it will contain important information about the proposed merger. EDO's shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. EDO's shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165, telephone:
212-716 2000, or from EDO's website, www.edocorp.com.

Information regarding EDO's directors and executive officers is set forth in EDO's annual report on Form 10-K for the fiscal year ended December 31, 2006 and EDO's proxy statement for EDO's 2007 Annual Meeting of Shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant documents regarding the proposed merger, when filed


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